CERTIFICATE OF INCORPORATION

OF

THE NATIONAL SECURITY GROUP, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is: The National Security Group, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company. The location and principal office of the Corporation shall be Elba, Alabama.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have and may exercise any and all powers which a corporation incorporated under the General Corporation Law of the State of Delaware may have and exercise.

          FOURTH: The total number shares of all classes of stock which the Corporation shall have authority to issue is five million five hundred thousand (5,500,000), of which five hundred thousand (500,000) shares are to be preferred stock (hereinafter called the “Preferred Stock”), of the par value of $1.00 each, three million (3,000,000) shares are to be common stock, of the par value of $1.00 (hereinafter called the “Corporation Common Stock” and two million (2,000,000) shares are to be Class A Common Stock (hereinafter called the “Class A Common Stock”), of the par value of $1.00 each. (The Corporation Common Stock and Class A Common Stock are sometimes hereinafter collectively called “Common Stock”).

(A)      (1)        The Preferred Stock may be issued in such one or more series as shall from time to time be created and authorized to be issued by the Board of Directors as hereinafter provided.

(2)       The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted providing for the issuance of Preferred Stock, to fix and state, to the extent not fixed by the provisions hereinafter set forth, the designations, powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the Board of Directors shall determine to make affirmative provisions:

(a)	the distinctive name and serial designation;

(b)	the annual dividend rate or rates and the dividend payment dates;

(c)	whether dividends are to be cumulative or non cumulative and the participating or other special rights, if any, with respect to the payment of dividends;

(d)	whether any series shall be subject to redemption and, if so, the manner of redemption and the redemption price or prices;

(e)	the amount or amount of preferential or other payments to which any series is entitled over any other series or over the Common Stock on voluntary liquidation, dissolution or winding up of the Corporation;

(f)	any sinking fund or other retirement provisions and the extent to which the charges therefore are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series or over dividends on the Common Stock;

(g)	any conversion, exchange, purchase or other privileges to acquire shares of any other series or of the Common Stock;

(h)	the number of shares of such series; and

(i)	the voting rights, if any, of such series

(3)	Each share of each series of Preferred Stock shall have the same relative rights and be identical in all respects with all the other shares of the same series.

(4)	Before the Corporation shall issue any shares of Preferred Stock of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the Board of Directors of the Corporation pursuant to the foregoing authority vested in the Board of Directors shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its Chairman of the Board of Directors, President or a Vice-President and its corporate seal shall be affixed thereto and attested by its Secretary or an Assistant Secretary and such certificate shall be filed and kept on file at the principal office of the Corporation, the registered office in the State of Delaware and in such other places as the Board of Directors shall designate.

(5)	Shares of any series of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise may, by resolution or resolutions of the Board of Directors, be returned to the status of authorized but unissued Preferred Stock of the same series. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issue thereof, the number of authorized shares of Preferred Stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and the filing of a certificate complying with the foregoing requirements. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued Preferred Stock, undesignated as to series.

(B)      No holder of any of the shares of the Common Stock or Preferred Stock, or any series thereof, of the Corporation shall be entitled as of right to purchase or subscribe for any unissued shares of any such stock or series or of any additional shares of any class of stock or series to be issued by reason of any increase in the authorized capital stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of any class or series of the Corporation, or carrying any rights to purchase stock of any class or series, but any such unissued or such additional authorized issue of any stock of any class or series or other securities convertible into any stock of any class or series or carrying any right to purchase any stock of any class or series, may be issued and disposed of pursuant to resolution of the Board of Directors of the Corporation to such persons, firms, corporations or associations, upon such terms, as may be deemed advisable by the Board of Directors of the Corporation in the exercise of its discretion. The Corporation may from time to time issue its shares of stock of any class or series for such consideration as may be fixed from time to time by the Board of Directors and may receive in payment thereof, in whole or in part, cash, labor done, personal property or real property, whether tangible or intangible, or interests therein or leases thereof. In the absence of actual fraud in the transactions, the judgment of the Board of Directors as to the value of such labor, personal property, real property or interests therein or leases thereof shall be conclusive. Any and all shares so issued for which the consideration so fixed shall have been paid or delivered shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payment in respect thereof.

          The authority of the Board of Directors to provide for the issuance of shares of the Common Stock, and one or more series of the Preferred Stock, shall include, but shall not be limited to, authority of issue shares of the Common Stock and shares of any series of the Preferred Stock in any manner (including issuance pursuant to right, warrants or other options) and for any purpose permitted by law, including for delivery as all or part of the consideration for or in connection with the acquisition of all or part of the stock of another corporation or of all or part of the assets of another corporation or enterprise, irrespective of the amount by which the issuance of such stock shall increase the number of shares outstanding (but not in excess of the number of shares authorized), and adoption of this provision as part of this Certificate of Incorporation by the holders of the stock of the Corporation shall be deemed for all purposes in respect to each such acquisition to constitute advance approval by the holders of the stock of the Corporation of the issuance of such stock for such purpose or purposes.

(C)      The Following powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the stock of the Corporation are fixed as follows:

(1)       Dividends. Subject to paragraph (C)(2) hereof, whenever a dividend, payable in cash or property other than securities of the Corporation, is declared and paid to the holders of Corporation Common Stock, the Corporation also shall pay to the holders of Class A Common Stock dividend per share equal to the per share dividend paid to the holders of Corporation Common Stock. Dividends of the type described in this paragraph (C)(1) hereof shall be payable only out of earnings or assets of the Corporation legally available for the payments of such dividends and only as and when declared by the Board of Directors of the Corporation.

(2)	Securities Distributions. If at any time a distribution is to be paid in Corporation

Common Stock, Class A Common Stock or any other securities of the Corporation, which distribution does not result in the payment to the Corporation of any new consideration (hereinafter sometimes referred to as a “Share Distribution” or as “Share Distributions”), such Share Distribution may be declared and paid only as follows:

(a)	So long as no shares of Class A Common Stock have been issued and are outstanding, a Share Distribution consisting of Class A Common Stock may be declared and paid to the holders of Corporation Common Stock.

(b)	At Such time as shares of Class A Common Stock have been issued and are outstanding, the following Share Distribution may be declared and paid:

(i)	A Share Distribution consisting of Class A Common Stock may be declared and paid to the holders of Class A Common Stock only or to holders of Class A Common Stock and Corporation Common Stock.

(ii)	A Share Distribution consisting of any other class of securities of the

Corporation, other than Common Stock, may be declared and paid to the holders of such class of securities only or to the holders of such class of securities, the holders of Corporation Common Stock and the holders of Class A Common Stock.

(3)	Voting. (a) The holders of Corporation Common Stock shall have exclusive voting power at any time when no shares of Class A Common Stock are issued and outstanding. Otherwise, the holders of Class A Common Stock and Corporation Common Stock shall, in all matters, vote together as a single calss, except as may otherwise be required by law; provided, that the holders of Class A Common Stock shall be entitled to one-twentieth of one (1/20 of 1) vote per share and the holders of Corporation Common Stock shall be entitled to one (1) vote per share.

b.	Except as expressly set forth in the resolution or resolutions of the Board of Directors creating any series of the Preferred Stock, the holders of any series of the Preferred Stock entitled to vote shall vote, in accordance with the vote per share granted such holders by resolution or resolutions of the Board of Directors creating such series on all matters as a single class, together with the holders of the Common Stock.

(4)	In the event of any liquidation, dissolution, or winding up of the Corporation or upon the distribution of the assets of the Corporation remaining, after the payment to the holders of the Preferred Stock of the full preferential amounts to which they may be entitled as provided in the resolution or resolutions creating any series hereof, the Common Stock ratably, except as may otherwise be provided in any such resolution or resolutions. Neither the merger or consolidation of the Corporation with another corporation nor the sale or lease of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution, or winding up of the Corporation or a distribution of its assets.

FIFTH: Unless and except to the extent that by the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH: The Board of Directors is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board of Directors.

SEVENTH: Any director or any officer of the Corporation elected or appointed by the stockholders of the Corporation or by its Board of Directors may be removed at any time in such manner as shall be provided in the By-Laws of the Corporation.

EIGHTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

NINTH: Except as otherwise provided in Article TENTH and FIFTEENTH, the Corporation reserves the right at any time from time to time to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force and not inconsistent with the provisions in the Certificate of Incorporation or in the By-Laws may be added or inserted in the manner now or hereafter prescribed by law. All rights, preferences, privileges of whatsoever nature conferred upon stockholders, directors or any other persons whosoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in the Article.

TENTH: Certain provisions respecting business combinations:

(A.)	Definitions. For the purpose of the Article TENTH:

(1)	An “Affiliate” of, or a person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(2)	“Announcement Date” means, with respect to any Business Combination, the date of the first pubic announcement of such Business Combinations.

(3)	“Associate,” when used to indicate a relationship with any person, means (a) any corporation or organization (other than the Corporation of a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, other than any profit-sharing, employee stock ownership plan or other employee benefit plan of the Corporation or any wholly owned Subsidiary or any person organized, appointed or established by the Corporation or any wholly owned Subsidiary for or pursuant to the terms of any such plan, or (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

(4)	A person shall be “beneficial owner” of any Voting Stock:

(a)	which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(b)	which such person or any of it Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

(c)	which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of officer of the Corporation (nor any Affiliate or Associate of such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed the “beneficial owner” of any shares of Voting Stock that are beneficially owned by any other such director or officer.

(5)	For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (A)(12) of this Article TENTH the number of shares of Voting Stock deemed to be outstanding shall include shares of Voting Stock deemed owned by the Interested Stockholder through application of paragraph (A)(4) of this Article TENTH but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)	“Board” means the Board of Directors of the Corporation.

(7)	A “Business Combination” shall mean any one or more of the following:

(a)	any merger or consolidation of the Corporation or of any Subsidiary with or into (i) any Interested Stockholder or (ii) any other corporation (whether or not itself of Interested

 Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder;

(b)	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition ( in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $250,000 or more;

(c)	The issuance, pledge, transfer or other disposition by the Corporation or any Subsidiary (in one transaction or a series of transactions)of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof having an aggregate Fair Market Value of $250,000 or more;

(d)	The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or an Affiliate of any Interested Stockholder;

(e)	Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities, or securities convertible into equity securities of the Corporation or any Subsidiary, including without limitation, any class or series of Protected Stock, which is directly or indirectly owned by any Interested Stockholder or any affiliate of any Interested Stockholder; or

(f)	Any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) through (e).

(8)	“Consummation Date” means, with respect to any Business Combination, the date on which such Business Combination is effected.

(9)	“Determination Date” means, with respect to any Interested Stockholder, the date on which such Interested Stockholder first became an Interested Stockholder.

(10)	“Disinterested Director” means any member of the Board who is not an Affiliate, nominee or representative of the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is a member of the Board and who is not an Affiliate, nominee or representative of the Interested Stockholder and was recommended or elected to succeed a Disinterested Director by a majority of Disinterested Directors on the Board at the time of such recommendation or election; provided, however, that a person shall be deemed a Disinterested Director notwithstanding the fact that such person was nominated to serve in such capacity by the Board or any committee thereof at a time when the Interested Stockholder was serving as a director of the Corporation and voted, along with a majority of the Disinterested Directors on the Board at the time of such nomination, in favor of such nomination.

(11)	‘Fair Market Value” means (a) in the case of stock, the highest closing sale price during the thirty day period immediately preceding the date in question of a share of such stock on the Composite Tape for new York Stock Exchange, Inc. Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc.; or, if such stock is not listed on the New York Stock Exchange, Inc,; on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or , if such stock is not listed on any such exchange the highest closing bid quotation with respect to a share of such stock during the thirty day period preceding the date in question as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.

(12)	“Interested Stockholder” shall mean, in respect of any Business Combination, any person (other than the Corporation or any wholly owned Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any wholly owned Subsidiary or any person organized, appointed or established by the Corporation or any wholly-owned Subsidiary for or pursuant to the terms of any such plan) who or which, as of the Announcement Date of such Business Combination, or on the day immediately prior to the consummation of any such Business Combination:

(a)

is the beneficial owner, directly or indirectly, of Voting Stock entitled to cast fifteen percent or more of the total number of votes entitled to be cast in respect of all the outstanding shares of Voting Stock in any vote of stockholders which may be taken pursuant to this Article TENTH; or

(b)

is an Affiliate of the Corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of Voting Stock then entitled to cast fifteen percent or more of the total number of votes entitled to be cast in respect of all the outstanding shares of Voting Stock in any vote of stockholders which may be taken pursuant to this Article TENTH; or

(c)

is an assignee of or has otherwise succeeded to any shares of Voting Stock of the Corporation which were at any time within the two year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933; provided, however, there shall be disregarded in determining whether a person is an Interested Stockholder in respect of any Business Combination the beneficial ownership, both direct and indirect, of the voting power of the Voting Stock owned beneficially by such person or an ancestor of such person immediately after consummation of that plan of exchange whereby the Corporation initially becomes the holding company for national Security Insurance Company ( the “Consummation”), which for purposes of this paragraph (12) shall include any beneficial ownership of Voting Stock resulting from stock splits (including reverse stock splits), stock dividends or recapitalization of such Voting Stock occurring subsequent to the Consummation unless such person has acquired subsequent to the Consummation, other than by gift, devise, bequest or intestate succession, beneficial ownership, either direct or indirect, of one percent (1%) or more of the voting power of the outstanding Voting Stock in addition to the Voting Stock beneficially owned by such person or such person’s ancestor on the Consummation.

(13)	A “person” shall mean any individual, firm, corporation or other entity.

(14)	“Protected Stock” means all Voting Stock and all other shares of capital stock of the Corporation having, or which may have upon the happening of some contingency, the right to vote for the election of some or all of the directors of the Corporation, regardless of whether at the time in question such shares then have a present right to so vote.

(15)	“Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

(16)	“Voting Stock” means, at any time, all shares of capital stock of the Corporation entitled to vote in the election of directors, which shares shall be considered for the purpose of any vote required by this Article TENTH as, and shall vote together in any such vote as, one class. In any vote required by this Article TENTH, the holder of each share of Voting Stock shall be entitled to cast with respect to such share the same number of votes as such holder could cast generally in matters other than the election of directors.

(17)	In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in clauses (a) and (b) of paragraph (2) of Section (C) of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Protected Stock retained by the holders of such shares.

(B) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section (C) of this Article TENTH any Business Combination shall require the affirmative vote of at least seventy-five percent (75%) of the total number of votes entitled to be cast in respect of all the outstanding shares of Voting Stock. Such affirmative vote shall be required notwithstanding the fact that no vote my be required, or that some lesser percentage or separate class vote may be specified, by law or under the rules of, or in any agreement with, any United States securities exchange registered under the Securities Exchange Act of 1934, or any successor act thereto, on which any of the Voting Stock is listed, or otherwise.

(C)      When Higher Vote Is Not Required. The provisions of Section (B) of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other Article of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (1) or (2) are met:

(1)	Approval by the Disinterested Directors. The Business Combination shall have been approved, either specifically or as a transaction which is within a approved category of transactions, by a majority of the Disinterested Directors (whether such approval is made prior to or subsequent to the acquisitions of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused or will cause the Interested Stockholder to become an Interested Stockholder).

(2)	Price and Procedure Requirements. All of the following conditions shall have been met:

(a)	Corporation Common Stock. The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received by holders of the Corporation Common Stock of the corporation in such Business Combination, computed on a per share basis, shall be at least equal to the higher of the following:

(i)                    (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Corporation Common Stock acquired by the Interested Stockholder (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction or transactions by which the Interested Stockholder became an Interested Stockholder, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Corporation Common Stock, whichever is higher; or

(ii)                   The Fair Market Value per share of the Corporation Common Stock on the Announcement Date or the Determination Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Corporation Common Stock, whichever is higher.

(b)	Protected Stock. The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any other class of outstanding Protected Stock, regardless of whether the Interested Stockholder has previously acquired any shares of a particular class of such Protected Stock, shall be at least equal to the highest of the following:

(i)	(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Protected Stock acquired by the Interested Stockholder (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction or transactions by which the Interested Stockholder became an Interested Stockholder, as adjusted for nay subsequent stock split, stock dividend, subdivision or reclassification with respect to such Protected Stock, whichever is higher;

(ii)       the highest preferential amount per share to which the holders of shares of such class of Protected Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, regardless of whether the Business Combination to be consummated constitutes such an event; or

(iii)      the Fair Market Value per share of such class of Protected Stock on the Announcement Date or the Determination Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such Protected Stock, whichever is higher.

(c)	Form of Consideration. The consideration to be received by holders of a particular class or series of outstanding Protected Stock (including Corporation Common Stock) shall be in cash or in the same form paid by or on behalf of the Interested Stockholder for shares of such class of Protected Stock prior to the Consummation Date. If there have been varying forms of the consideration so paid for shares of any class of Protected Stock, the form of consideration to be received by the holders of such class of Protected Stock shall be either cash or the form used to acquire the largest number of shares of such class of Protected Stock Previously so acquired.

(d)	Maintain Dividends. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefore any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock of the Corporation; and (ii) there shall have been (I) no reduction in the annual rate of dividends paid on the Corporation Common Stock except as necessary to reflect any subdivision of the Corporation Common Stock, except as approved by a majority of the Disinterested Directors, and (II) and increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Corporation Common Stock unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors.

(e)	Acquisition of Additional Shares. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination, such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except (A) as part of the transaction which results in such Interested Stockholder becoming and Interested Stockholder or (B) in a transaction which would not result in any increase in the percentage of beneficial ownership by the Interested Stockholder of any class or series of Voting Stock.

(f)	No Disproportionate Benefits. After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder, shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(g)	Furnish Information. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the corporation at least thirty days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or any such subsequent provisions). Such proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Disinterested Directors, or any of them, may choose to make.

(h)	Absence of Certain Changes. Such Interested Stockholder shall not have made any substantial change in the business or equity capital structure of the Corporation without the approval  of a majority of the Disinterested Directors.

(D)	Powers of Board of Directors. A majority of the Disinterested Directors of the Corporation shall have the power and the duty to determine for the purposes of the Article TENTH on the basis of the information known to them after reasonable inquiry, (a) the number of shares of Voting Stock beneficially owned by any person; (b) whether a person is an Interested Stockholder or is an Affiliate or Associate of another person; (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in paragraph (4) of Section (A) of this Article TENTH (4) whether the assets which are the subject of the Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair market Value of $250,000 or more; or (5) whether the requirements of paragraph (1) or (2) of section (C) of the Article TENTH have been met with respect to any Business Combination.

(E.)	No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article TENTH shall b construed to relieve an Interested Stockholder from any fiduciary obligation imposed by law.

(F.)	No Fiduciary Duty Imposed on Board. The fact that any Business Combination complies with the foregoing sections of this Article TENTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation nor shall such compliance limit, prohibit or otherwise restrict in any manner of the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

(G.)	Amendment, Repeal, etc. Notwithstanding any other provisions of the Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation of the By-Laws of the Corporation), the affirmative vote of at least seventy five percent (75%) of the total number of votes entitled to be cast in respect to all of the outstanding shares of Voting Stock shall be required to amend, alter, change, or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with, this Article TENTH.

(H.)	Construction. This Article TENTH shall be construed as supplementary to any other provision provided by applicable law regarding acquisition of control of the Corporation, including, but not limited to, Section 203 of the General Corporation Law of the State of Delaware, as the same exists or may be hereafter amended.

ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the directors duty of loyalty to the Corporation or its stockholders, (B) or acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (C) under Section 174 of the General Corporation law of the State of Delaware, as the same exists or may hereafter be amended, or (D) for any transaction which the director derived an improper personal benefit. If the further elimination or limitation of the liability of directors, then the liability and the director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the full extent permitted by the General Corporation Law of the State of Delaware, as amended. Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitations on the personal liability of the director of the Corporation existing at the time of such repeal or modification.

TWELFTH: The names and mailing addresses of the incorporators are as follows:

NAME	MAILNG ADDRESS

J. R. Brunson	Pine Circle, Elba, Alabama 36323

William L Brunson Jr.	604 West Davis Street, Elba, Alabama 36323

D.M. English	1010 Elm Street, Elba, Alabama 36323

THIRTEENTH: The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified are as follows:

NAME	MAILNG ADDRESS

J. R. Brunson	Pine Circle, Elba, Alabama 36323

D.M. English	1010 Elm Street, Elba, Alabama 36323

Jerry B. Brunson	Route 2, Enterprise, Alabama 36330

M. L. Murdock	Route 5, Box 33T6, Elba, Alabama 36323

Carolyn E. Brunson	Route 4, Box 297, Elba, Alabama 36323

Walter P. Wilkerson	304 Holly Hill Road, Enterprise, Alabama 36330

Dr. J. E. Pittman	227 Sylvan Drive, Enterprise, Alabama 36330

Winfield Baird	3536 Victoria Road, Birmingham, Alabama 35223

Lewis Avinger	2837 Biltmore Avenue, Montgomery, Alabama 36109

Fred Clark	Route 4, Box 336, Elba, Alabama 36323

Ray Pinckard	3350 Elba Highway, Troy, Alabama, 36081

James B. Saxon	431 Marie Circle, Leeds, Alabama 35094

          FOURTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions Section 291 of Title 8 of the Delaware Code or on the application of the trustees and dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 Title 8 of the Delaware Code or a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. A majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, the binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation as the case may be, and also on this Corporation.

          FIFTEENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors, upon not less than ten nor more than fifty days’ written notice. Notwithstanding any other provisions of this Certificate or Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the shares of the Corporation entitled to vote for the election of directors at the time of such action shall be required to amend or repeal, or the adopt any provision inconsistent with, this Article FIFTEENTH.

                      THE UNDERSIGNED, being the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set their hand and seals this 16th day of March 1990.

_s/J.R. Brunson_____________(SEAL)
J. R. Brunson

s/William L Brunson, Jr.______(SEAL)
William L Brunson, Jr.

_s/D.M. English____________(SEAL)
D. M. English